Subject to Completion

Filed pursuant to Rule 424b3
Registration Statement No. 333-200812

PRELIMINARY PRICING SUPPLEMENT

Dated July 14, 2016 to

PROSPECTUS SUPPLEMENT

Dated January 30, 2015 and

PROSPECTUS

Dated January 29, 2015

QUÉBEC

MEDIUM-TERM NOTES, SERIES A, FLOATING RATE NOTES DUE 2019

SUBJECT	PRICING DETAILS

Issuer:	Québec

Title of Securities:	Medium-Term Notes, Series A, Floating Rate Notes Due 2019 (“Series A Notes”)

Form of Security:	Global Note

Format:	SEC Registered-Registration Statement Number 333-200812

Ranking:	Direct, unconditional debt

Size:	U.S. $

Trade Date:	July , 2016

Settlement Date:	July , 2016

Maturity Date:	July , 2019

Interest Payment Dates:	March , June , September and December of each year, subject to adjustment in accordance with Modified Following Business Day convention.

First Interest Payment Date:	September , 2016, subject to adjustment in accordance with Modified Following Business Day convention. Interest will accrue from July , 2016.

Spread to 3 month USD LIBOR:	+ bps

Price:	% plus accrued interest, if any, from July , 2016

Net Proceeds to Issuer	U.S.$

Day Count:	Actual/360

Denominations:	US$5,000 and integral multiples of $1,000 for higher amounts

Joint Lead Managers & Bookrunners:	TD Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
HSBC Bank plc
J.P. Morgan Securities plc

Cusip/ISIN:	748149 AL5 / US748149AL50

Common Code

Redemption Price at Maturity	% of the principal amount

Listing and Admission to Trading:	Application will be made for the Series A Notes to be admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange on or as soon as possible after the closing of the issue. We cannot guarantee that this application will be approved, and settlement of the Series A Notes is not conditioned on obtaining the listing.

Governing Law:	Québec and Canada

Prospectus and Prospectus Supplement:	Prospectus dated January 29, 2015, and Prospectus Supplement dated January 30, 2015

Stabilization:	Reg M/FCA/ICMA

Fiscal Agent:	Citibank, N.A.

Other Terms:

Québec has agreed, as a term of the Series A Notes, that each year it will deposit into its sinking fund constituted by Ministerial Order no. FIN-11 dated June 12, 2012 (the “Sinking Fund”) an amount equal to at least 1% of the outstanding principal amount of the Notes. The funds to be deposited in the Sinking Fund will be drawn from the Consolidated Revenue Fund of Québec. The Minister may invest money from the Sinking Fund and may dispose of or terminate such investments according to their terms.

The funds in the Sinking Fund will be used for repayment at maturity. The Series A Notes may be repaid from the proceeds deposited in the Sinking Fund. However, Québec is under no obligation to apply proceeds of the Sinking Fund to repay any particular series, including the Series A Notes, and there is no limitation on the amount of debt that may be designated in this manner in respect of the Sinking Fund. The Series A Notes will not be redeemable for sinking fund purposes.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT.

RECENT DEVELOPMENTS

The information set forth below does not purport to be complete and supplements, and is qualified in its entirety by, the more detailed information contained in Québec’s Annual Report on Form 18-K for the fiscal year ended March 31, 2016, as amended, and the other documents incorporated by reference in the prospectus, the prospectus supplement, and this preliminary pricing supplement. See “Where You Can Find More Information” in this preliminary pricing supplement.

Recent Economic Developments in 2016

The following table shows the changes in the main economic indicators for Canada and Québec through the latest period reported over the comparable period in the preceding year:

	Latest Period Reported	Percentage Changes Through Latest Period Reported Over Comparable Period in Preceding Year(1)
		Canada	Québec
GDP:
Real GDP (chained 2007 dollars)	March	1.4(2)	1.0
Merchandise exports (2007 prices)	April	2.5(3)	1.2
Retail trade	April	5.3	4.7
Housing starts	June	7.6	15.3
Value of manufacturers’ shipments	April	1.4	-1.7
Employment	June	0.7	0.4
Consumer Price Index(4)	May	1.5	0.7

	Latest Month Reported	Percentage of Labor Force
		Canada	Québec
Unemployment rate	June	7.1	7.4

(1)	Seasonally adjusted average of months available except for Consumer Price Index.
(2)	April.
(3)	May.
(4)	Year over year change, not seasonally adjusted.

Sources: Statistics Canada, Canada Mortgage and Housing Corporation and the Institut de la statistique du Québec.

Where You Can Find More Information

We file annual reports, amendments to annual reports and other information with the U.S. Securities and Exchange Commission (“SEC”). These reports include financial information about us and may be accompanied with exhibits.

You may read and copy any document we file with the SEC at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement and the exhibits and schedules to the registration statement are also available through the SEC’s website at http://www.sec.gov.

You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address or, without charge, from us at the address listed below.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below:

•	our Annual Report on Form 18-K for the year ended March 31, 2016, filed on May 26, 2016;

•	our Report on Form 18-K/A filed on March 21, 2016, which includes excerpts from our 2016-2017 Budget; and

•	our Report on Form 18-K/A filed on July 6, 2016.

We also incorporate by reference all our future annual reports and amendments to annual reports, and any other information we file with the SEC pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the Securities. Each time we file a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents. All of these documents incorporated by reference are filed with the SEC under File No. 2-86339.

You may request a free copy of the annual reports, amendments to annual reports and other information mentioned above by writing to the following address:

Québec

Ministère des Finances

Direction générale du financement et de la gestion de la dette

12 rue Saint-Louis Québec, Québec

Canada G1R 5L3;

Tel.: (418) 643-8141

Fax: (418) 528-0984

We are responsible for the information incorporated by reference or contained in the prospectus, the prospectus supplement, this preliminary pricing supplement and any related free writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different or additional information, and we take no responsibility for any other information that others may give you. We are not making an offer of the Series A Notes in any state where the offer is not permitted by the law. You should not assume that the information in the prospectus, the prospectus supplement or this preliminary pricing supplement is accurate as of any date other than the date on the front of those documents.